Exhibit 99-1 to 8-K
Dated January 27, 2010

SEACOAST BANKING CORPORATION
OF FLORIDA

NEWS RELEASE

Dennis S. Hudson, III
Chairman and Chief Executive Officer
Seacoast Banking Corporation of Florida
(772) 288-6086

SEACOAST BANKING CORPORATION OF FLORIDA
ELECTS NEW DIRECTOR

STUART, FL, January 27, 2010 –Seacoast Banking Corporation of Florida (NASDAQ-NMS: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, announced today that its board of directors elected Robert B. Goldstein as a director of the company. Mr. Goldstein is a founding principal in CapGen Financial Advisors LLC, New York, New York, since 2007, a private equity fund that recently invested in the company.

Highly regarded for identifying new opportunities for investment in community and regional banking, Mr. Goldstein has been a senior executive and/or director at 14 financial institutions over a career that has spanned more than 40 years. Mr. Goldstein is nationally recognized for his expert investing and operational experience in turning around and implementing growth strategies for banks under the most challenging circumstances.

“Our strong Florida franchise and our recent recapitalization uniquely position Seacoast in the current environment. Bringing Bob and his expertise onto our board of directors will be invaluable to us in the years ahead, and we look forward to his wise counsel,” commented Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast.

Mr. Goldstein also serves as director of FNB Corporation, Hermitage, Pennsylvania, Coboalt Holdings, LLC, THE BANKshares, Inc., Melbourne, Florida, and BankFirst, Winter Park, Florida.

Mr. Goldstein is a member of a number of corporate and institutional boards and is a member of the executive, compensation, governance, and audit committees of several of those institutions. He presently serves in various capacities on the boards of commercial and community banks, a privately owned trust services company, and a mortgage REIT.

Mr. Goldstein graduated magna cum laude from Texas Christian University. He also served for seven years on the faculty of the Southwestern Graduate School of Banking at Southern Methodist University.

Seacoast, with approximately $2.2 billion in assets, is one of the largest independent commercial banking organizations in Florida. Seacoast has 39 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest areas in the nation.